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Exhibit 2.1

CUSTOMER TRANSFER AGREEMENT

BY AND BETWEEN

CABLE & WIRELESS USA, INC.

AND

PRIMUS TELECOMMUNICATIONS, INC.

Dated as of September 13, 2002

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS		1
	1.1	Definitions	1
	1.2	Interpretation	7
ARTICLE II	TRANSFER OF CUSTOMERS; ASSUMPTION OF ASSUMED OBLIGATIONS		7
	2.1	Transfer of Customers	7
	2.2	No Prohibited Transfer	8
	2.3	Mechanics of Transfer	8
	2.4	Excluded Assets	8
	2.5	Assumed Obligations	9
	2.6	Excluded Obligations	9
ARTICLE III	PURCHASE PRICE; ALLOCATION		9
	3.1	Payment of Purchase Price	9
	3.2	Allocation of Consideration for Acquired Assets	11
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER		11
	4.1	Due Incorporation	11
	4.2	Due Authorization	11
	4.3	Consents and Approvals; Authority Relative to this Agreement	12
	4.4	Litigation	12
	4.5	Title	12
	4.6	Financial Information	12
	4.7	Customer Deposits	12
	4.8	Seller CIC Code	13
	4.9	Acquired Contracts	13
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASER		13
	5.1	Due Incorporation	13
	5.2	Due Authorization	13
	5.3	Consents and Approvals; Authority Relative to this Agreement	14
	5.4	Litigation	14
	5.5	Financing	14
	5.6	Experience	14
	5.7	Independent Investigation	15
ARTICLE VI	COVENANTS		15
	6.1	Implementing Agreement	15
	6.2	Transition	15
	6.3	Consents and Approvals	15
	6.4	Cable & Wireless Name	16
	6.5	Brokers	17
	6.6	Preservation of Books and Records; Access	17
	6.7	Nonsolicitation	18
	6.8	Confidentiality	18
	6.9	Restrictive Covenant	19
	6.10	Equitable Relief	20
	6.11	Intellectual Property	20
ARTICLE VII	DELIVERIES		20
	7.1	Deliveries by Seller	20
	7.2	Deliveries by Purchaser	21
ARTICLE VIII	TERMINATION		21
	8.1	Termination	21
	8.2	Effect of Termination	21
ARTICLE IX	INDEMNIFICATION		21
	9.1	Survival	21
	9.2	Indemnification by Seller	22
	9.3	Indemnification by Purchaser	22
	9.4	Limitations on Liability of Seller	23
	9.5	Claims	23
	9.6	Notice of Third Party Claims; Assumption of Defense	24
	9.7	Settlement or Compromise	24
	9.8	Time Limits	24

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9.9	Knowledge	24
9.10	Net Losses and Subrogation	25
9.11	Purchase Price Adjustments	25
ARTICLE X	MISCELLANEOUS	25
10.1	Expenses	25
10.2	Amendment	25
10.3	Notices	25
10.4	Payments in Dollars	26
10.5	Waivers	26
10.6	Assignment	27
10.7	No Third Party Beneficiaries	27
10.8	Publicity	27
10.9	Further Assurances	27
10.10	Severability	27
10.11	Entire Understanding	27
10.12	Language	28
10.13	Applicable Law	28
10.14	Remittances	28
10.15	Bulk Sales	28
10.16	Jurisdiction of Disputes; Waiver of Jury Trial	28
10.17	Schedules	28
10.18	Disclaimer of Warranties	29
10.19	Counterparts	29
10.20	No Recourse	30
EXHIBITS
Exhibit A	Master Assignment and Assumption Agreement
Exhibit B	Master Bill of Sale
Exhibit C	Security Agreement
Exhibit D	Transition Plan
SCHEDULES
Schedule I	Regulatory Approvals
Schedule 1.1	Seller's Knowledge
Schedule 2.1(a)(i)	8XX Numbers
Schedule 2.1(a)(ii)	Agent Contracts
Schedule 2.1(a)(iii)	Information and Records
Schedule 3.2	Allocation of Consideration
Schedule 4.3	Consents and Approvals
Schedule 4.4	Litigation
Schedule 4.5	Title to Properties
Schedule 4.7	Customer Deposits
Schedule 4.9	Defaults Under Acquired Contracts
Schedule 5.3	Purchaser Consents; Authority

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CUSTOMER TRANSFER AGREEMENT

        THIS CUSTOMER TRANSFER AGREEMENT is made as of the 13th day of September, 2002, by and between CABLE & WIRELESS USA, INC., a corporation incorporated under the laws of Delaware ("Seller"), and PRIMUS TELECOMMUNICATIONS, INC., a corporation incorporated under the laws of Delaware ("Purchaser"). Certain capitalized terms used herein are defined in Article I.

RECITALS

        Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, the Acquired Assets, and Purchaser desires to assume from Seller, and Seller desires to assign to Purchaser, the Assumed Obligations, all upon the terms and subject to the conditions contained herein.

        On the date hereof, Seller and Primus Telecommunications Group, Incorporated have entered into a guaranty agreement pursuant to which Primus Telecommunications Group, Incorporated has guaranteed the obligations of Purchaser.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, Purchaser and Seller agree as follows:

ARTICLE I
DEFINITIONS

        1.1    Definitions.    The following terms shall have the following meanings for the purposes of this Agreement:

        "8XX Number" shall mean the 8XX numbers held by Seller which are set forth on Schedule 2.1(a)(i) opposite each Customer's name, including any pending applications for such numbers and any amendments, renewals, extensions or modifications thereof and additions thereto. For the sake of clarity, the 8XX Numbers do not include any local numbers.

        "Acquired Assets" shall mean Assets that are transferred to Purchaser pursuant to this Agreement.

        "Acquired Contracts" shall mean the Customer Contracts and the Agent Contracts that are transferred to Purchaser pursuant to this Agreement.

        "Affiliate" shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term "control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

        "Agent Contracts" shall mean all Contracts with sales representatives, distributors, dealers or other Persons engaged in sales or promotional activities with respect to Voice Services set forth on Schedule 2.1(a)(ii) that are in effect, and remain to be performed, on the applicable Migration Date, exclusively to the extent such Contracts relate to the provision of Voice Services to Migrated Customers.

        "Agreement" shall mean this Customer Transfer Agreement, including all Exhibits and Schedules hereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

        "Anti-Slamming Approvals" means the so called anti-slamming approvals with respect to the transfer of a Customer Contract that are required to be obtained by Seller and Purchaser from the applicable Governmental Authorities.

        "Assets" shall share the meaning set forth in Section 2.1(a).

        "Assignment and Assumption Agreement" shall mean the Master Assignment and Assumption Agreement between Purchaser and Seller attached hereto as Exhibit A.

        "Assumed Obligations" shall have the meaning set forth in Section 2.5.

        "Bill of Sale" shall mean the Master Bill of Sale between Purchaser and Seller attached hereto as Exhibit B.

        "Business Day" shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York generally are closed for business.

        "Cable & Wireless Name" shall mean the business name, brand name, trade name, trademark, service mark, logo and domain name "Cable & Wireless" and any business name, brand name, trade name, trademark, service mark and domain name that includes the words "Cable & Wireless" and any and all other derivatives thereof.

        "Claims" shall mean all warranties, indemnities or other rights or claims of Seller against third parties or otherwise, in each case to the extent arising exclusively under or related to the Assets subsequent to the Migration Date of the Customer Contract which is transferred with such Assets.

        "Confidential Information" shall have the meaning set forth in Section 6.8.

        "Consent" shall mean a consent, authorization or approval of a Person or a Governmental Authority.

        "Contract" shall mean any contract, lease, sales order, purchase order, agreement, indenture, mortgage, note, bond, warrant or instrument, including arrangements to provide a service or services pursuant to applicable tariff or contract.

        "Customer" shall mean a Person to whom Seller provides Voice Services.

        "Customer Contract" shall mean a Contract for the provision by Seller of Voice Services, with each class of Voice Services (e.g., 800, inter-exchange) under such a Contract deemed to be Voice Services under a separate Customer Contract.

        "Customer Deposit" shall mean a deposit held by Seller on behalf of a Customer pursuant to a Customer Contract.

        "Customer Disconnect Notice Condition" shall have the meaning set forth in the definition of Migration Date.

        "Default Rate" shall mean, at a point in time, the prime per annum rate charged by Citibank, N.A. to its corporate customers plus five percent (5%) per annum; provided, that in no event shall the Default Rate exceed the maximum interest rate permitted under applicable Law.

        "Disclosing Party" shall have the meaning set forth in Section 6.8.

        "Disconnect Notice" shall mean a disconnect notice that is sent to a Customer with respect to a Customer Contract as contemplated in the Transition Plan.

        "Disconnect Notice Customer Amount" shall have the meaning set forth in Section 3.1(h).

        "Dollars" or numbers preceded by the symbol "$" shall mean amounts in United States dollars.

        "Enforceability Limitations" shall have the meaning set forth in Section 4.2.

        "Equipment" shall mean, with respect to each Customer, all equipment, machinery, tools, spare parts and other items of tangible personal property owned by Seller and used exclusively to provide Voice Services that is installed at the site of such Customer on the Transfer Date.

        "Exchange Act" shall mean, the Securities Exchange Act of 1934, as amended.

        "Excluded Assets" shall have the meaning set forth in Section 2.4.

        "Excluded Obligations" shall have the meaning set forth in Section 2.6.

        "FCC Approval" shall mean clearance, with respect to the transfer of the Acquired Assets by Seller to Purchaser, from the Federal Communications Commission under Section 214 of the U.S. Federal Communications Act.

        "Goodwill" shall mean goodwill related to Seller's relationships in existence on the Transfer Date with the Customers, agents and other third parties who are parties to the Acquired Contracts, exclusively with respect to the Voice Services conducted therewith, excluding the goodwill associated with the Cable & Wireless Name.

        "Governmental Authority" shall mean the government of the United States or any foreign country or any state or political subdivision thereof or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Governmental Required Consent" shall mean, with respect to a Person, (i) compliance by such Person with, and filings by such Person under Section 13 of the Exchange Act and (ii) those Consents or filings with or required by a Governmental Authority solely by reason of the participation by Purchaser (where such Person is Seller) or by Seller (where such Person is Purchaser), in each case as opposed to any third party, in the transactions contemplated hereby and by the Related Agreements.

        "Gross Revenue" shall have the meaning set forth in Section 3.1(b).

        "Indemnified Person" shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article IX.

        "Indemnifying Person" shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article IX.

        "Information and Records" shall mean, with respect to each Customer, all books, records, files, databases, plans, specifications, technical information, customer lists, supplier lists, price lists and sales records that are owned by Seller with respect to (a) the Customer Contract that is transferred by Seller to Purchaser and the Other Assets transferred therewith, hereunder, (b) such Customer and (c) which are generally described on Schedule 2.1(a)(iii), in the form maintained by Seller; provided, that Seller shall be entitled to retain copies of the Information and Records.

        "Law" shall mean any law, statute, regulation, ordinance, rule or governmental requirement enacted, promulgated or imposed by any Governmental Authority.

        "Lien" shall mean any lien (except for any lien for Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP), mortgage, pledge or security interest.

        "Loss" or "Losses" shall mean any and all losses, liabilities, claims, damages, reasonable costs and reasonable expenses (including legal fees and expenses and costs of investigation).

        "Migrated Customer" shall mean a Customer under a Migrated Customer Contract.

        "Migrated Customer Contract" shall mean a Customer Contract for which the Migration Date has occurred.

        "Migration Date" shall mean (a) with respect to a Customer Contract pursuant to which switched Voice Services are provided to a Customer, the date on which, (i) (A) the transfer of the Seller CIC Code is registered with Neustar, Inc. and at the central office of the local exchange carrier with respect to such Customer Contract and (B) the switch is re-pointed by such local exchange carrier with respect to such Customer Contract; and (ii) (A) Seller has received the FCC Approval and (B) Seller and Purchaser have received the Anti-Slamming Approvals for such Customer Contract; and (iii) Purchaser provides Voice Services to such Customer under such Customer Contract through the last day of the month in which the condition(s) in both of the immediately preceding clauses (i) and (ii) has occurred; and (b) with respect to a Customer Contract under which dedicated Voice Services are provided to a Customer, the date on which (i) (A) Seller has received the FCC Approval and (B) Seller and Purchaser have received the Anti-Slamming Approvals for such Customer Contract; and (ii) Purchaser provides Voice Services to such Customer under such Customer Contract through the last day of the month in which the condition in the last preceding clause (i) has occurred; provided, however, in the event Seller sends a Disconnect Notice to a Customer, whether before or after Purchaser is providing Voice Services to such Customer (but before all of the conditions in clauses (a)(i) and (ii) have occurred or the condition in clause (b)(i) has occurred, as applicable), the occurrence of the Migration Date for the Customer Contract of such Customer shall be further conditioned upon the Customer not having migrated from Purchaser to another Person for the provision of Voice Services before the end of the sixtieth (60th) day after the Seller sends the Disconnect Notice to such Customer (a "Customer Disconnect Notice Condition") and (x) in the event the Customer Disconnect Notice Condition is met with respect to such Customer Contract, the Migration Date for such Customer Contract shall be the last day of the month in which the Customer Disconnect Notice Condition is met and (y) in the event the Customer Disconnect Notice Condition is not met with respect to such Customer, the Migration Date for such Customer Contract shall be deemed not to have occurred for all purposes of this Agreement. In the event that, the transfer of the Seller CIC Code is required to be registered and re-pointed by multiple local exchange carriers, with respect to any Customer Contract, such Contract shall be partially transferred to Purchaser with respect to each local exchange carrier, as necessary.

        "Migration Deadline" shall have the meaning set forth in Exhibit D.

        "Order" shall mean any order, decree, ruling, judgment, injunction or stipulation of or with any court or other Governmental Authority

        "Other Assets" shall mean, with respect to a Customer, the Customer Deposit, Claims, Equipment, Goodwill, Information and Records and 8XX Numbers with respect to each Customer.

        "Permit" shall mean any permit, license, approval, certificate or other authorization required or granted by any Governmental Authority.

        "Permitted Liens" shall mean (i) workers', mechanics', materialmen's, repairmen's, suppliers', carriers' or similar Liens arising in the ordinary course of business with respect to obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings; (ii) any minor Liens which do not materially impair the value of the Equipment subject to such Lien or the use of such Equipment in the ordinary course of the business which exclusively uses same; and (iii) those Liens set forth in Schedule 4.5.

        "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

        "Proprietary Materials" shall have the meaning set forth in Section 6.11.

        "Purchase Price" shall have the meaning set forth in Section 3.1(a).

        "Purchaser" shall have the meaning set forth in the Preamble.

        "Purchaser Network" shall mean the telecommunications network operated by Purchaser to provide Voice Services.

        "Quarterly Installment Date" shall have the meaning set forth in Section 3.1(a)(ii).

        "Receiving Party" shall have the meaning set forth in Section 6.8.

        "Regulatory Approvals" shall mean the Consents of Governmental Authorities and Permits required to be received by Seller and/or Purchaser prior to the transfer of the Customer Contracts as specified on Schedule I hereto, which Schedule is divided by jurisdiction.

        "Related Agreement" shall mean the Assignment and Assumption Agreement, the Bill of Sale, the Security Agreement, and any Contract that is, or is to be, entered into on the date hereof in connection with this Agreement. The Related Agreements executed by a specified Person shall be referred to as "such Person's Related Agreements," "its Related Agreements" or another similar expression.

        "Security Agreement" shall mean the Security Agreement between Purchaser and Seller attached hereto as Exhibit C.

        "Seller" shall have the meaning set forth in the Preamble.

        "Seller CIC Code" shall mean the 0223 CIC Code used by Seller to provide the Voice Services.

        "Seller's Knowledge", or any similar expression with regard to the knowledge or awareness of or receipt of notice by Seller, means the actual, direct and personal knowledge of any of the individuals listed on Schedule 1.1.

        "Seller Network" shall mean the telecommunications network operated by Seller to provide Voice Services.

        "Taxes" shall mean all taxes, charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment and Social Security taxes) which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto (or to the nonpayment thereof).

        "Title and Authorization Warranty" shall mean a representation or warranty in Section 4.1, 4.2, 4.5, 5.1, 5.2, or 5.6.

        "Transition Plan" shall mean the transition plan attached hereto as Exhibit D.

        "U.S. GAAP" shall mean United States generally accepted accounting principles at the time in effect.

        "Voice Services" shall mean all retail switched voice telephony services (i.e., not any such services provided to a carrier) provided by Seller to Customers located in the U.S.

        1.2    Interpretation.    The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation," or "include, without limitation," respectively. Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement and each Related Agreement), document or instrument means such agreement, document or instrument as amended, supplemented or otherwise modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

ARTICLE II
TRANSFER OF CUSTOMERS;
ASSUMPTION OF ASSUMED OBLIGATIONS

        2.1    Transfer of Customers.

          (a)    Transfer of Assets.    Subject to the other terms and conditions of this Agreement, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller and take assignment and delivery from Seller of, all of Seller's right, title and interest in and to the Seller CIC Code, the Agent Contracts, the Customer Contracts and the Other Assets (collectively, the "Assets").

          (b)    Seller CIC Code.    Concurrent with the execution and delivery of this Agreement by Seller and Purchaser, Seller is executing and delivering the application to be filed with Neustar, Inc. to register the transfer of the Seller CIC Code from Seller to Purchaser (which shall be so filed on September 16, 2002), and Seller and Purchaser shall promptly and diligently prosecute the process to register such transfer and make the applications to the local exchange carriers to implement such transfer. In the event that the transfer of the Seller CIC Code has not been registered with Neustar, Inc. or implemented at the central office of a local exchange carrier in any jurisdiction prior to the earlier of the Migration Deadline or the termination of this Agreement, such transfer will be null and void, the request to register the transfer will be cancelled, and Seller shall retain all of its rights, title and interest in the Seller CIC Code in such jurisdiction(s). In the event the transfer of the Seller CIC Code has been registered with Neustar, Inc. and implemented at such a local exchange carrier, and, thereafter, Seller needs the benefit of the Seller CIC Code due to the failure of a migration of a Customer Contract to occur, whether to comply with a regulatory requirement of a Governmental Authority or such Customer Contract, Purchaser shall cooperate with Seller in a mutually agreed upon commercially reasonable arrangement for so long as such Customer Contract is in effect that permits Seller to so comply and protects Purchaser from liability with respect to any such regulatory requirement or Customer Contract.

          (c)    Agent Contracts.    The Agent Contracts will be partially transferred by Seller to Purchaser with respect to each Migrated Customer, on the Migration Date, if any, for such Customer.

          (d)    Customer Contracts and Other Assets.    The Customer Contract and the related Other Assets for such Customer will be transferred by Seller to Purchaser on the Migration Date, if any, with respect to such Customer Contract.

        2.2    No Prohibited Transfer.

          (a)    Required Regulatory Approvals.    In no event will any Assets be transferred prior to the receipt of the Regulatory Approvals with respect to such Assets.

          (b)    Consents.    Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Assets (other than Customer Contracts) or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment or transfer thereof, without the Consent of a third party thereto or any other required Consent or Permit, would impose any obligation or liability on Seller or Purchaser or violate any Law and if such Consent or Permit is not obtained at or prior to the Transfer of such Asset, in which case the provisions of Section 6.3 shall apply.

          (c)    Partial Assignment.    Purchaser acknowledges that certain of the Acquired Contracts are used by Seller to provide Voice Services to non-Migrated Customers or in connection with the goods and services of Seller (other than the Voice Services) and that these Contracts will be partially assigned whereby the rights and obligations related to the Voice Services provided to Migrated Customers are assigned to Purchaser and rights and obligations related to the non-Migrated Customers or other goods and/or services are retained by Seller.

        2.3    Mechanics of Transfer.    Seller shall retain legal ownership of the Assets until the Migration Date of the Customer Contract which is to transfer with such Assets, as provided herein, including retention of all revenues under the Customer Contracts until the Migration Date with respect thereto.

        2.4    Excluded Assets.    Seller shall not transfer to Purchaser any additional assets (other than the Assets), or any right, title or interest of Seller therein other than as expressly provided in Section 2.1 (collectively, the "Excluded Assets"). None of the Excluded Assets shall be included in the term "Acquired Assets." Prior to the Migration Date with respect to a Customer Contract, such Customer Contract, and the other Assets which are to be transferred therewith, shall also be Excluded Assets.

        2.5    Assumed Obligations.    Purchaser shall assume all of the following liabilities and obligations of Seller and its Affiliates to the extent arising from the operation of the Acquired Assets (the "Assumed Obligations"):

          (a)    Acquired Contracts.    All obligations and liabilities of Seller arising under the Acquired Contracts from and after the Migration Date with respect to such Contract;

          (b)    Customer Deposits.    From and after the Migration Date of the Customer Contract under which Seller has received a Customer Deposit, all customer claims against, or rights in, such Customer Deposit; and

          (c)    All Other Obligations.    All obligations and liabilities associated with the Equipment and 8XX Numbers constituting Acquired Assets arising at any time on or after the Migration Date with respect to such Equipment and 8XX Numbers.

        2.6    Excluded Obligations.    Except as expressly set forth in Section 2.5, Purchaser shall not assume or otherwise be liable for any liability, claim or obligation of Seller whatsoever.

ARTICLE III
PURCHASE PRICE; ALLOCATION

        3.1    Payment of Purchase Price.

          (a)  The total consideration for the Acquired Assets shall consist of (i) the assumption by Purchaser of the Assumed Obligations and (ii) the payment to Seller of an amount equal to the Gross Revenue with respect to the Customer Contracts for which Migration Dates have occurred multiplied by one point six (1.6) (the "Purchase Price"); provided, however, that the Purchase Price shall not exceed Thirty-Two Million Dollars ($32,000,000). The Purchase Price shall be payable as follows:

            (i)    twenty percent (20%) of the portion of the Purchase Price attributable to a Migrated Customer Contract shall be paid by Purchaser to Seller on the last Business Day of the month following the month in which the Migration Date for such Migrated Customer Contract occurs.

            (ii)  the balance of the Purchase Price shall be paid in eight (8) equal quarterly installments on the following dates: March 31, 2003; June 30, 2003; September 30, 2003; December 31, 2003; March 31, 2004; June 30, 2004, September 30, 2004, and December 31, 2004 (each, a "Quarterly Installment Date").

          (b)  "Gross Revenue" means the gross revenue from Voice Services billed by Seller pursuant to a Customer Contract for the last full monthly billing cycle completed prior to the Migration Date for the Customer Contract, including all applicable surcharges, Pre-subscribed Interchange Carrier Charges and Universal Service Fund charges applicable to such Voice Services and billed to the Customer.

          (c)  All payments made hereunder shall be made in accordance with Section 10.4 and to such account or accounts as the receiving party shall designate in writing to the paying party.

          (d)  In the event that Purchaser fails to pay to Seller any amount of the Purchase Price (including any amount of the Disconnect Notice Customer Amount) within fifteen (15) days after the date due, the total amount of the unpaid determinable Purchase Price shall accelerate and become immediately due and payable to Seller.

          (e)  Notwithstanding Section 3.1(d) or any other provision of this Agreement, in the event Purchaser fails to pay to Seller any amount of the Purchase Price within five (5) days after the due date, such unpaid amount shall bear interest at the Default Rate for the period from the due date to the date paid.

          (f)    In connection with the calculation of the Purchase Price, Seller will provide Purchaser with a true, complete and detailed breakdown of all Gross Revenue for which an amount of the Purchase Price is due hereunder. Following the date hereof, Seller shall continue its billing practices for Voice Services in a manner consistent with past practices and shall take no action to artificially inflate the amount of Gross Revenue.

          (g)  The Security Agreement shall secure all of the payment obligations of Purchaser under this Agreement, including any payment obligations of Purchaser that may arise under Article IX, provided that the Security Agreement shall terminate on the date on which Purchaser has paid to Seller the entire amount of the Purchase Price.

          (h)  Notwithstanding any provision of this Agreement, in the event (i) Seller sends a Disconnect Notice to a Customer, (ii) the Customer Disconnect Notice Condition for such Customer is not met and (iii) on or prior to June 30, 2003, such Customer becomes the recipient of Voice Services, directly or indirectly, from Purchaser, then Purchaser shall become obligated to pay Seller an amount equal to the Gross Revenue with respect to the former Customer Contract (where the Migration Date is deemed to be the date on which the related Disconnect Notice is sent by Seller to such Customer for the purpose of calculating Gross Revenue) multiplied by one point six (1.6) (a "Disconnect Notice Customer Amount"), and Purchaser shall pay to Seller on the last Business Day of the month following the month in which such Customer becomes such recipient, an amount equal to the sum of (x) twenty percent (20%) of the Discount Notice Customer Amount and (y) the amount of the Discount Notice Customer Amount that would have been paid by Purchaser to Seller through the last Quarterly Installment Date occurring prior to such payment date. The balance of the Discount Notice Customer Amount shall be paid in equal installments on each of the remaining Quarterly Installment Dates. Seller shall use reasonable commercial efforts to provide to Purchaser any Disconnect Notices sent by Seller to any Customer within five (5) Business Days after the date on which Seller sends same.

          (i)    Purchaser will use reasonable commercial efforts to provide Seller with written notice of the occurrence of the event in Section 3.1(h)(iii), within fifteen (15) Business Days after such occurrence. Seller (with its agents) shall have the right, at the sole expense of Seller, to conduct a review of Purchaser's books and records to determine whether Seller is entitled to payment under Section 3.1(h), and to verify the amount thereof; such review to be conducted during normal business hours upon reasonable advance notice to Purchaser in a manner as to not unreasonably interfere with Purchaser's business. Purchaser shall reasonably cooperate with any such review request made by Seller.

        3.2    Allocation of Consideration for Acquired Assets.    The Purchase Price for the Acquired Assets shall be allocated among the Acquired Assets as set forth on Schedule 3.2. Each of Purchaser and Seller and their respective Affiliates shall file all necessary Tax returns and other forms (including Internal Revenue Service Form 8594) to report the transactions contemplated herein for U.S. federal, state, local and foreign income Tax purposes in accordance with such allocation, and shall not take any position inconsistent with such allocation. Any adjustment to the Purchase Price shall be allocated as provided in Treasury Regulation § 1.1060-1.

ARTICLE
IV REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Purchaser as follows:

        4.1    Due Incorporation.    Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite corporate power and authority to own, operate and lease its assets and to conduct its business as presently conducted, and is duly qualified to do business and in good standing (with respect to those jurisdictions that recognize the concept of good standing) to do business as a foreign corporation in each jurisdiction in which its ownership of the Assets makes such qualification necessary, other than such jurisdictions in which the failure to be so qualified or in good standing would not have a material adverse effect, individually or in the aggregate, (x) on the ability of Seller to perform its obligations under this Agreement and its Related Agreements or (y) on the ability of Seller to consummate the transactions required to be effected by it as contemplated hereby and thereby.

        4.2    Due Authorization.    Seller has full corporate power and authority to execute, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and its Related Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Seller has duly and validly executed and delivered this Agreement and its Related Agreements. Assuming the due authorization, execution and delivery of this Agreement and its Related Agreements by Purchaser, this Agreement and its Related Agreements constitute Seller's legal, valid and binding obligation, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors' rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts) (collectively, the "Enforceability Limitations").

        4.3    Consents and Approvals; Authority Relative to this Agreement.

          (a)  Except for the Governmental Required Consents, the Regulatory Approvals or as set forth in Schedule 4.3, no Consent, Permit or filing, application, notification, statement or report of or with, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery or performance by Seller of this Agreement or any of its Related Agreements or the consummation by Seller of the transactions contemplated hereby or thereby.

          (b)  Except as set forth in Schedule 4.3, the execution, delivery and performance by Seller of this Agreement and its Related Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, do not, (i) violate any Law or Order applicable to or binding on Seller or such Acquired Assets; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of such Assets under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Acquired Contract or any Contract by which any of such Acquired Assets are bound; (iii) permit the acceleration of the maturity of any indebtedness of Seller or indebtedness secured by any such Acquired Assets; or (iv) violate or conflict with any provision of Seller's certificate of incorporation or by-laws.

        4.4    Litigation.    Except as disclosed in Section 4.4, there are no actions, suits, proceedings or other litigation pending, or, to Seller's Knowledge, threatened, by or against Seller or any of its Affiliates with respect to this Agreement or the Related Agreements or with respect to any of the Acquired Assets, or in connection with the transactions contemplated hereby or thereby that enjoins, restrains or prohibits, or has a reasonable likelihood of enjoining, restraining or prohibiting, this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby.

        4.5    Title.    Except as disclosed in Schedule 4.5, Seller has good title to, and is the lawful owner of, all of the Assets, free and clear of any Lien (other than Permitted Liens). Except as set forth in Schedule 4.5 and subject to obtaining all applicable Consents (including Governmental Required Consents) and Permits, Seller has the full right to sell, convey, transfer, assign and deliver the Assets to Purchaser. Except as set forth in Schedule 4.5 and subject to obtaining and making all applicable Consents (including Governmental Required Consents), on the applicable Transfer Date, Seller shall convey to Purchaser title to the Acquired Assets, free and clear of any Lien (other than Permitted Liens).

        4.6    Financial Information.    Seller has provided Purchaser with the following information for the Voice Services provided by Seller for the twelve (12) months ended June 30, 2002: aggregate cycle revenues billed, received and outstanding, which information is accurate and complete in all material respects.

        4.7    Customer Deposits.    The Customer Deposits for each Customer Contract are set forth in Schedule 4.7.

        4.8    Seller CIC Code.    The Seller CIC Code is the only CIC Code used by Seller to provide Voice Services under the Customer Contracts.

        4.9    Acquired Contracts.    Except as disclosed in Schedule 4.9:

          (a)  Seller has provided access, or delivered, to Purchaser true and complete copies of all Agent Contracts and Customer Contracts that are in the possession of Seller, which Agent Contracts and Customer Contracts constitute all thereof that are in their possession and cover Voice Services.

          (b)  Seller is not re-negotiating, and, to Seller's Knowledge, no other party to an Acquired Contract is re-negotiating, any of the material provisions of such Acquired Contract.

          (c)  Seller has not violated or breached, or committed any default, and, to Seller's Knowledge, no other party to an Acquired Contract has violated or breached, or committed a default under, any Acquired Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Acquired Contract, (B) give any party the right to declare a default or exercise any remedy under any Acquired Contract, (C) give any party the right to accelerate the maturity or performance of any Acquired Contract, or (D) give any party the right to cancel, terminate or modify any Acquired Contract; (iii) the Seller has not received any notice or other communications (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach by it of, or default by it under, any Acquired Contract; and (iv) the Seller has not waived any right under any Acquired Contract except, in each case where such violation, breach, or default has been remedied or would not reasonably be expected, individually or in the aggregate, to have material adverse effect on the Gross Revenues under all of the Customer Contracts, taken as a whole.

        The representations and warranties in Sections 4.6 and 4.9 shall be deemed re-made on each Migration Date with respect to the financial information for the Acquired Contracts and the Acquired Contracts, respectively, which are transferred by Seller to Purchaser hereunder on such Migration Date, subject to Section 10.17.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to Seller as follows:

        5.1    Due Incorporation.    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware with all requisite corporate power and authority to own, operate and lease its assets and to conduct its business as presently conducted.

        5.2    Due Authorization.    Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. Purchaser has duly and validly executed and delivered this Agreement and the its Related Agreements. Assuming due authorization, execution and delivery of this Agreement and its Related Agreements by Seller, this Agreement and its Related Agreements constitute its legal, valid and binding obligation, enforceable against it in accordance with their respective terms subject to the Enforceability Limitations.

        5.3    Consents and Approvals; Authority Relative to this Agreement.

          (a)  Except as set forth in Schedule 5.3, no Consent, Permit or filing, application or notification, statement or report of or with, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery or performance by Purchaser of this Agreement or any of its Related Agreements or the consummation by Purchaser of the transactions contemplated hereby or thereby.

          (b)  Except as set forth in Schedule 5.3, the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) violate any Law or Order applicable to or binding on Purchaser or any of its assets; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets of Purchaser under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Purchaser is a party or by which Purchaser or any of its assets are bound; (iii) permit the acceleration of the maturity of any indebtedness of Purchaser or indebtedness secured by its assets; or (iv) violate or conflict with any provision of Purchaser's certificate of incorporation or by-laws.

        5.4    Litigation.    There are no actions, suits, proceedings or other litigation pending, or, to Purchaser's knowledge, threatened, by or against Purchaser or any of its Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby that enjoins, restrains or prohibits, or has reasonable likelihood of enjoining, restraining or prohibiting, this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby.

        5.5    Financing.    Purchaser has internal resources available in connection with the acquisition of the Assets which are in an aggregate amount sufficient to consummate the transactions contemplated hereby.

        5.6    Experience.    Purchaser holds all the Consents (other than Anti-Slamming Approvals), Permits, industry codes, NXX numbers, and facilities, and has in place and in operation all arrangements, that are necessary for Purchaser's use, occupancy or operation of the Assets, including service to third parties at a standard that meets or exceeds the quality of service provided to such third parties prior to the date hereof by Seller. Purchaser has successfully completed a migration from a third party network to the Purchaser Network of customers receiving retail switched voice telephony services that is at least as large and complex as the migration contemplated by this Agreement and the Related Agreements.

        5.7    Independent Investigation.    In making the decision to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations, warranties, covenants and obligations of Seller set forth in this Agreement and in Seller's Related Agreements, Purchaser has relied solely on its own independent investigation, analysis and evaluation of the Assets (including Purchaser's own estimate and appraisal of the value of the business, financial condition, operations and prospects of the Assets). Purchaser confirms to Seller that Purchaser is sophisticated and knowledgeable with respect to these matters and is capable of evaluating the matters set forth above.

ARTICLE VI
COVENANTS

        6.1    Implementing Agreement.    Subject to the terms and conditions hereof and thereof, each party hereto shall take all action required of it hereunder to fulfill its obligations under the terms of this Agreement (including, without limitation, the Transition Plan). Seller and Purchaser shall each otherwise use all commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby.

        6.2    Transition.

          (a)    Transition.    Purchaser and Seller will cooperate to effect the transfer of responsibility for providing Voice Services to the Customers in a controlled and expeditious manner, with minimal disruptions to the Customers and in accordance with applicable regulatory requirements pursuant to the Transition Plan.

          (b)    Communications Program.    A communications program will be agreed between Seller and Purchaser and will be set forth in the Transition Plan to notify customers, suppliers, agents and other third parties of the transfer of the relationship to Purchaser and to limit disruptions and comply with applicable Contracts and legal requirements. Except as otherwise may be set forth in the Transition Plan, Purchaser shall not contact or communicate with any party to any of the Assets prior to the Migration Date on which such Assets are transferred to Purchaser. In no event shall Purchaser attempt (i) to seek to induce a Customer to terminate a Customer Contract prior to the Migration Date for such Customer Contract or (ii) to renegotiate or otherwise indicate an intent or desire to renegotiate, any Agent Contract with any agent prior to the last Migration Date or Customer Contract with any Customer prior to the Migration Date for such Customer Contract; provided, however, that clause (ii) shall not preclude Purchaser from offering more beneficial terms to any agent.

        6.3    Consents and Approvals.

          (a)  Seller and Purchaser shall use commercially reasonable efforts to obtain all Consents and Permits and to obtain all certificates and other documents, required in connection with the performance by it of this Agreement and its Related Agreements and the consummation by it of the transactions contemplated hereby and thereby. Seller shall promptly make all filings, applications, notifications, statements and reports to all Governmental Authorities and other Persons that are required to be made by or on behalf of Seller pursuant to any applicable Law, Order or Contract in connection with this Agreement (including, without limitation, the Transition Plan), its Related Agreements and the transactions contemplated hereby and thereby, including applications for Consents required from the Federal Communications Commission and state public utility commissions. Purchaser shall promptly make all filings, applications, notifications, statements and reports to all Governmental Authorities and other Persons by or on behalf of Purchaser or any of its Affiliates pursuant to any applicable Law, Order or Contract in connection with this Agreement (including, without limitation, the Transition Plan), its Related Agreements (including, without limitation, the Transition Plan) and the transactions contemplated hereby and thereby.

          (b)  If a Consent is required from any third party to any of the Acquired Contracts (other than Customer Contracts) until such Consent is obtained, or if an attempted transfer, conveyance or assignment is ineffective, Seller shall cooperate with Purchaser in any commercially reasonable arrangement requested by Purchaser for so long as such Acquired Contract is in effect that (i) provides to Purchaser the benefits under any such Acquired Contract, (ii) imposes on Purchaser the obligations and liabilities under such Acquired Contract and (iii) protects Seller from liability under such Acquired Contract.

          (c)  Promptly after execution of this Agreement, Seller and Purchaser jointly will prepare and distribute to each Customer written notification of the contemplated transfer of its Customer Contract to Purchaser that will include a request for Consent of the Customer Contract, as needed. Purchaser and Seller agree that if a Customer denies Consent in writing, its Customer Contract will not be transferred to Purchaser, and that in all other cases, subject to the other provisions of this Agreement, such Customer Contract will be transferred to Purchaser. Except for a breach by Seller of its obligations specifically set forth in this Section 6.3, Purchaser acknowledges and agrees that Seller shall have no liability to Purchaser or any third party as a result of the failure to receive a Consent of a Customer to transfer any Customer Contract to Purchaser.

        6.4    Cable & Wireless Name.

          (a)  Purchaser acknowledges that the Cable & Wireless Name is and shall remain the property of Seller or its Affiliates and that nothing in this Agreement shall transfer or shall operate as an agreement to transfer any right, title or interest in the Cable & Wireless Name to Purchaser or any Affiliate of a Purchaser.

          (b)  Seller is not granting Purchaser a license or any other right to use, and Purchaser shall have no right to use, the Cable & Wireless Name (except as set forth in Section 6.4(c), without the prior written Consent of Seller for each such use.

          (c)  Seller hereby grants to Purchaser a non-exclusive, limited license to use the name and logo of Seller in the U.S. on any invoices it issues to Migrated Customers for any billing cycle beginning after the Migration Date for their Migrated Customer Contracts and ending on or before March 31, 2003, the form and content of such use to be mutually agreed upon by the parties within the five (5) Business Days after the date hereof and to be attached hereto as Exhibit E.

        6.5    Brokers.    Seller shall indemnify Purchaser and its Affiliates against, and hold Purchaser and its Affiliates harmless from, any and all liability for any brokers' or finders' fees or other commissions arising with respect to brokers or finders retained or engaged by Seller or any of its Affiliates in respect of the transactions contemplated by this Agreement or any of Seller's Related Agreements, and (b) Purchaser shall indemnify Seller and its Affiliates against, and hold Seller and its Affiliates harmless from, any and all liability for any brokers' or finders' fees or other commissions arising with respect to brokers or finders retained or engaged by Purchaser or any of its Affiliates in respect of the transactions contemplated by this Agreement and Purchaser's Related Agreements.

        6.6    Preservation of Books and Records; Access.

          (a)  For a period of seven (7) years after the date hereof, Purchaser shall preserve and retain all Information and Records. Notwithstanding the foregoing, during such seven (7)-year period, Purchaser may dispose of any Information and Records which are offered to, but not accepted by, Seller. If at any time after such seven (7)-year period Purchaser intends to dispose of any Information and Records, Purchaser shall not do so without first offering such Information and Records to Seller.

          (b)  After the Information and Records have been transferred to Purchaser, Purchaser shall permit Seller and its authorized representatives to have reasonable access to, and to inspect and copy, all Information and Records and to meet with officers and employees of Purchaser on a mutually convenient basis in order to obtain explanations with respect to such Information and Records and books and records and to obtain additional information.

          (c)  In the event and for so long as either party hereto actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement (other than disputes between the parties hereto) or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Acquired Assets or the business related thereto the other party hereto will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article IX).

          (d)  Purchaser (with its agents) shall have the right, at the sole expense of Purchaser, to conduct a review of Seller's books and records related to the Gross Revenue which are used to calculate a portion of the Purchase Price paid by Purchaser to Seller hereunder to verify the amount thereof for such purpose; such review to be conducted during normal business hours upon reasonable advance notice to Seller in a manner as to not unreasonably interfere with Seller's business. Seller shall reasonably cooperate with any such review request made by Purchaser.

        6.7    Nonsolicitation.

          (a)  From and after the date hereof until the end of the one (1) year after the date hereof, neither Purchaser nor Seller shall solicit for employment any person who is, on the date hereof, an employee or officer of the other, without the prior written Consent of Seller or Purchaser, as applicable. The restriction in this Section 6.7(a) shall not restrict (a) general advertisements not specifically aimed at the other party's employees or (b) the unsolicited hiring of the other party's employees.

          (b)  Seller will provide Purchaser access to the outplacement agency that it engages with respect to its former employees. From and after the date hereof until the last Migration Date, neither Purchaser nor any of its Affiliates shall solicit for employment or employ any person who is, on the date hereof, an employee or officer of Seller or any of its Affiliates, without the prior written Consent of Seller unless such solicitation or employment is made in connection with or through such outplacement agency.

        6.8    Confidentiality.    "Confidential Information" means certain technical and/or commercial information, including, but not limited to, processes, strategies, data, know-how, trade secrets, designs, photographs, drawings, specifications, technical literature and other tangible and intangible information or material provided by one party (a "Disclosing Party") to the other party (a "Receiving Party"), whether in written, oral, electronic or other form, that is identified as confidential by the Disclosing Party, or information to which the Receiving Party obtains access by virtue of its performance under this Agreement and the Migration Plan. The identity of the Migrated Customers shall be deemed to be Confidential Information of Purchaser and shall be treated by Seller in accordance with the terms of this Section 6.8.

          (a)  The Receiving Party shall (i) keep in strict confidence and in safe custody any Confidential Information any Confidential Information disclosed to the Receiving Party by the Disclosing Party by exercising the same duty of care used to maintain as confidential the Receiving Party's own Confidential Information and at a minimum a reasonable duty of care; (ii) not use or exploit any Confidential Information other than in the performance of the Receiving Party's obligations or the exercise of the Receiving Party's rights under this Agreement; (iii) not copy or reproduce any or all of the Confidential Information except as is reasonably necessary in the performance of the Receiving Party's obligations or the exercise of the Receiving Party's rights under this Agreement; and (iv) not distribute, disclose or disseminate Confidential Information to anyone except directors, officers, employees and subcontractors of the Receiving Party who have a need to know such Confidential Information in the performance of the Receiving Party's obligations or the exercise of the Receiving Party's rights under this Agreement; provided such party is bound by an obligation of confidentiality substantially equivalent to that set forth in this Section 6.8.

          (b)  On the earlier of the termination of this Agreement or a written request of the Disclosing Party, the Receiving Party shall return or destroy (at the Disclosing Party's option) any part of the Confidential Information and, if requested by the Disclosing Party, shall provide written confirmation to the Disclosing Party to that effect.

          (c)  The Receiving Party's duty to maintain Confidential Information as confidential in accordance with the provisions of this Section 6.8 shall not apply to any information that the Receiving Party can show to the Disclosing Party's reasonable satisfaction:

            (i)    was known to the Receiving Party (without obligation to keep such information confidential) at the date of disclosure of the Confidential Information by the Disclosing Party;

            (ii)  is after the date of disclosure acquired by the Receiving Party in good faith from an independent third party who is not subject to any obligation of confidentiality in respect of such Confidential Information;

            (iii)  in its entirety was at the time of its disclosure in the public knowledge or has become public knowledge while the provisions of this Section 6.8 remain in force otherwise than by reason of the Receiving Party's neglect or breach of the restrictions set forth in this Exhibit or any other Exhibit; or

            (iv)  is independently developed by the Receiving Party without access to any or all of the Disclosing Party's Confidential Information.

          (d)  Purchaser acknowledges that the Acquired Assets may include information that is subject to confidentiality restrictions imposed by Law, Order or Contract. Purchaser agrees that it will not disclose any information included in the Acquired Assets in violation of any Law or Contract, except as required by Law.

          (e)  Where the Receiving Party is required by law, judicial action, the rules or regulations of a recognized stock exchange or listing authority, government department of agency or other regulatory authority to disclose Confidential Information, the Receiving Party shall take all reasonable steps to consult and to take into account the reasonable requirements of the Disclosing Party in relation to such disclosure and limit any disclosure to that required by such law, judicial action, rules or regulations.

        6.9    Restrictive Covenant.

          (a)  Seller agrees that, from and after the date hereof and for a period of two (2) years after the date hereof, Seller will not directly provide Voice Services to the Migrated Customers. The restrictions in this Section 6.9(a) shall not prohibit Seller from, directly or indirectly, (i) providing wholesale voice telephony services; (ii) voice telephony services over internet protocol; (iii) becoming a partner of, or teaming with, a third party that provides Voice Services to multinational customers of Seller or such third party or to customers that are to receive one or more other classes of services; or (iv) any other voice telephony services (other than domestic circuit switched voice services in the U.S.), in each case to the Migrated Customers or providing any Voice Services or any of the services described in the preceding clauses (i) through (iv), to any Persons (other than Migrated Customers). For the purposes of clarity, in the event Seller acquires a Person that provides Voice Services to any Migrated Customer, Seller shall not be construed to be in violation of this Section 6.9(a).

          (b)  If at any time any of the provisions of Section 6.9 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then such section shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Purchaser and Seller expressly agree that this Section 6.9, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

        6.10    Equitable Relief.    Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article IX and other remedies at Law would be inadequate in the case of any breach of the covenants contained in Sections 6.4, 6.7, 6.8, 6.9 and 6.11. Accordingly, either party shall be entitled, without the necessity of proving actual damages or posting any bond, to equitable relief, including the remedy of specific performance or injunction, with respect to any breach or threatened breach of such covenants and Purchaser (on behalf of itself and its Affiliates) consents to the entry thereof.

        6.11    Intellectual Property.

          (a)  All materials provided or used by Seller or Purchaser to provide services and migration activities under this Agreement and the Transition Plan, including all software and documentation, shall be and shall remain the exclusive property of such party and its licensors ("Proprietary Materials"). Nothing in this Agreement or the Transition Plan shall be deemed to create, or represent the intent of such party to authorize the creation of, a joint work or derivative work based on any Proprietary Materials, or otherwise to confer upon the other party or any other licensee of such Proprietary Materials, any right or interest of ownership in any copyright, patent, trade secret, trademark or other intellectual property right therein.

          (b)  No party shall remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any Proprietary Materials, and shall reproduce any such notices on any and all copies thereof.

          (c)  No party shall attempt to decompile, translate, reverse engineer or make excessive copies of any Proprietary Materials, and shall promptly notify the other party of any such attempt, regardless of whether by a party or any third party, of which such party becomes aware.

ARTICLE VII
DELIVERIES

        7.1    Deliveries by Seller.    On the date hereof, Seller shall deliver to Purchaser the following:

          (a)  an Assignment and Assumption Agreement, duly executed by Seller;

          (b)  a Bill of Sale, duly executed by Seller; and

          (c)  the Security Agreement, duly executed by Seller.

        7.2    Deliveries by Purchaser.    On the date hereof, Purchaser shall deliver to Seller the following:

          (a)  the Assignment and Assumption, duly executed by Purchaser;

          (b)  the Bill of Sale, duly executed by Purchaser; and

          (c)  the Security Agreement.

ARTICLE VIII
TERMINATION

        8.1    Termination.    This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time:

          (a)  with the mutual written consent of Seller and Purchaser; or

          (b)  by Seller, if there shall have been a material breach of any covenant or obligation of Purchaser hereunder, and such breach shall not have been remedied within thirty (30) days after receipt by Purchaser of notice in writing from Seller specifying the breach and requesting such breach is remedied.

In the event of termination by Seller or Purchaser pursuant to this Section 8.1 (other than Section 8.1(a)), written notice thereof shall be given to the other party.

        8.2    Effect of Termination.    If this Agreement is terminated pursuant to Section 8.1(a), all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 6.5 (Brokers), Section 6.8 (Confidentiality), 8.2 (Effect of Termination), 10.1 (Expenses), 10.8 (Publicity) and Article X, which shall survive the termination of this Agreement, and except that, if such termination occurs after the first Migration Date, Article III, Section 6.6 (Books and Records), Section 6.7 (Nonsolicitation), Section 6.9 (Restrictive Covenant) (solely with respect to of the Acquired Customers for which Purchaser is current in its payment obligations under Section 3.1 on the termination date, and remains current thereafter), Section 6.10 (Equitable Relief), Section 6.11 (Intellectual Property) and Article IX shall also survive. No such termination of this Agreement shall relieve any party from liability for any prior breach of this Agreement.

ARTICLE IX
INDEMNIFICATION

        9.1    Survival.    The representations and warranties of the parties hereto contained herein shall survive for a period of one (1) year after the date hereof, except that Title and Authorization Warranties shall survive for seven (7) years after the date hereof. Neither Purchaser nor Seller shall have any liability with respect to claims first asserted in connection with any representation or warranty after the survival period specified therefor in this Section 9.1.

        9.2    Indemnification by Seller.    Subject to Section 9.4, Seller agrees to indemnify Purchaser against, and agrees to hold Purchaser harmless from, any and all Losses incurred or suffered by Purchaser arising out of any of the following:

          (a)  any breach of any representation or warranty made by Seller in this Agreement; provided, that Seller shall have no liability under this Section 9.2(a) for any breach of any representation or warranty unless (i) in the case of all representations and warranties, except for Title and Authorization Warranties, a notice of Purchaser's claim is given to Seller not later than the close of business on the first anniversary of the date hereof; and (ii) in the case of Title and Authorization Warranties, a notice of Purchaser's claim is given to Seller not later than the close of business on the seventh anniversary of the date hereof; in each case with each such notice specifying (in reasonably sufficient detail) the matter giving rise to the claim, the nature of the claim and so far as practicable the amount claimed;

          (b)  any breach of or failure by Seller to perform any covenant or obligation of Seller set out in this Agreement;

          (c)  the Excluded Assets and the Excluded Obligations; or

          (d)  the provision of the Voice Services by Seller to a Customer prior to the date on which Purchaser provides Voice Services to such Customer; or

          (e)  any failure to pay any agent under an Agent Contract in respect of a Customer Contract for the period prior to the date of transfer of such Customer Contract by Seller to Purchaser hereunder.

        9.3    Indemnification by Purchaser.    Purchaser agrees to indemnify Seller against, and agrees to hold Seller harmless from, any and all Losses incurred or suffered by Seller arising out of any of the following:

          (a)  any breach of any representation or warranty made by Purchaser in this Agreement; provided, that Purchaser shall have no liability under this Section 9.3(a) for any breach of any representation or warranty unless, (i) in the case of all representations and warranties, except for Title and Authorization Warranties, a notice of Seller's claim is given to Purchaser not later than the close of business on the first anniversary of the date hereof; and (ii) in the case of Title and Authorization Warranties, a notice of Seller's claim is given to Purchaser not later than the close of business on the seventh anniversary of the date hereof, in each case with each such notice specifying (in reasonably sufficient detail) the matter giving rise to the claim, the nature of the claim and so far as practicable the amount claimed;

          (b)  any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out in this Agreement;

          (c)  the Acquired Assets and the Assumed Obligations; or

          (d)  the provision of Voice Services by or on behalf of Purchaser to a Customer on and subsequent to the date on which Seller ceases to provide Voice Services to such Customer.

        9.4    Limitations on Liability of Seller.    Notwithstanding any other provision of this Agreement

          (a)  Purchaser shall have the right to payment by Seller under Section 9.2(a) only if, and only to the extent that, Purchaser shall have incurred (i) as to any particular breach, indemnifiable Losses in excess of $20,000 and (ii) as to all breaches, indemnifiable Losses (other than as excluded in clause (i)) in excess of $700,000; provided, that the limitation on liability in this Section 9.4(a) shall not be applicable to (x) any breach by Seller of the representations and warranties in Sections 4.4 and 4.7, (y) the indemnity obligation under Section 9.2(e) or (z) in the event the Gross Revenue for which an amount of the Purchase Price paid by Purchaser to Seller is less than the amount provided pursuant to Section 3.1(f), then the excess amount of the Purchase Price so paid over the amount of the Purchase Price that would have been so paid had the Gross Revenue under Section 3.1(f) been correct.

          (b)  Except for Seller's acts of fraud, Seller shall have no liability under or in connection with this Agreement or the transactions contemplated hereby (including under Section 9.2 or otherwise for any breach of any representation or warranty or for any breach of any covenant or obligation or for any other reason) in excess of the aggregate amount of the Purchase Price actually received by Seller from Purchaser.

          (c)  In no event shall Seller have any liability for special, speculative, punitive, indirect or consequential damages or for lost profits.

          (d)  The sole and exclusive liability and responsibility of Seller to Purchaser under or in connection with the Acquired Assets, this Agreement or the transactions contemplated hereby (including for any breach of any representation or warranty or for any breach of any covenant or obligation or for any other reason other than a breach of Sections 6.4, 6.5, 6.7, 6.8, 6.9 or 6.11), and the sole and exclusive remedy of Purchaser with respect to any of the foregoing, shall be as set forth in this Article IX, and in Sections 6.5 and 6.10. To the extent that Purchaser or any of its Affiliates has any Losses for which it may assert any other right to indemnification, contribution or recovery from Seller or any of its Affiliates (whether under this Agreement or under any common Law or any statute, including any environmental Law, or otherwise), Purchaser hereby waives, releases and agrees not to assert such right, and Purchaser agrees to cause each of its Affiliates to waive, release and agree not to assert such right.

        9.5    Claims.    As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim, or the commencement of any suit, action or proceeding, of the type described in Section 9.6, but in any event no later than ten (10) Business Days after first becoming aware of such claim, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 9.4 have been satisfied or do not apply; provided, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article IX except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.

        9.6    Notice of Third Party Claims; Assumption of Defense.    The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than five (5) Business Days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount of such claim together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 9.4 have been satisfied or do not apply); provided, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Article IX except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Person, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to clause (i) in the proviso of Section 9.7, to settle or compromise such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

        9.7    Settlement or Compromise.    Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under clause (b) of Section 9.6) or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 9.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (i) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and (ii) the Indemnified Person will not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld.

        9.8    Time Limits.    Any right to indemnification or other recovery under this Article IX shall only apply to Losses with respect to which the Indemnified Person shall have notified the Indemnifying Person within the applicable time period set forth in Section 9.2 or 9.3, as the case may be. If any claim for indemnification or other recovery is timely asserted under this Article IX, the Indemnified Person shall have the right to bring an action, suit or proceeding with respect to such claim within one (1) year after first giving the Indemnifying Person notice thereof, but may not bring any such action, suit or proceeding thereafter.

        9.9    Knowledge.    Notwithstanding anything contained herein to the contrary, no party shall have (a) any liability for any breach of any representation or warranty by such party, if the other party or any of its officers, employees, counsel or other representatives (i) had knowledge at or before the date hereof of the facts as a result of which such representation or warranty was breached or (ii) received at or before the date hereof a document disclosing such facts or (b) any liability for any breach of or failure to perform any covenant or obligation of such party if the other party or any of its officers, employees, counsel or other representatives (i) had knowledge at or before the date hereof of such breach or failure or (ii) received at or before the date hereof a document disclosing such breach or failure.

        9.10    Net Losses and Subrogation.

          (a)  Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, (ii) any Tax benefit realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses and (iii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Person (or any of its

  Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall promptly pay to the Indemnifying Person the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person's payment).

          (b)  Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

          (c)  Seller shall have the right to retain as a credit against future Purchase Price payments (if any) any amounts it owes to Purchaser pursuant to this Agreement.

        9.11    Purchase Price Adjustments.    To the extent permitted by Law, any amounts payable under Section 9.2 or Section 9.3 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price.

ARTICLE X
MISCELLANEOUS

        10.1    Expenses.    Each party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby, provided, that Purchaser shall pay all sales, use, value added, stamp, transfer, service, recording and like Taxes and fees imposed by any Governmental Authority in connection with the transfer and assignment of the Acquired Assets.

        10.2    Amendment.    This Agreement may be amended, modified or supplemented but only in writing signed by Purchaser and Seller.

        10.3    Notices.    Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

      (i)
      If to Purchaser, addressed as follows:

        Primus Telecommunications, Inc.
        1700 Old Meadow Road
        McLean, Virginia 22102
        Attention:    President
        Facsimile:    (703) 902-2814

        with a copy to:

        Primus Telecommunications, Inc.
        1700 Old Meadow Road
        McLean, Virginia 22102
        Attention:    General Counsel
        Facsimile:    (703) 902-2814

      (ii)
      If to Seller, addressed as follows:

        Cable & Wireless USA, Inc.
        11700 Plaza America Drive
        Reston, VA 20190-4798

        Attention:    Law Department
        Vice President and Associate General Counsel
        Telephone:
        Facsimile:

        with a copy to:

        Mayer, Brown, Rowe & Maw
        1909 K Street, NW
        Washington, DC 20006
        Attention:    Stuart P. Pergament
        Telephone:    (202) 263-3229
        Facsimile:    (202) 263-3300

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

        10.4    Payments in Dollars.    Except as otherwise provided herein or in a Related Agreement, all payments pursuant hereto shall be made by wire transfer in Dollars in same day or immediately available funds without any set-off, deduction or counterclaim whatsoever.

        10.5    Waivers.    The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

        10.6    Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no assignment of this Agreement or any rights or obligations hereunder, by operation of Law or otherwise, shall be made by either party without the written consent of the other party, other than, in the case of Seller, to an Affiliate or successor in interest. Any assignment in violation of the preceding sentence shall be null and void ab initio.

        10.7    No Third Party Beneficiaries.    This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

        10.8    Publicity.    Seller and Purchaser agree to hold confidential the terms and provisions of this Agreement and the Related Agreement and the terms of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, nothing in this Section 10.8 shall prevent either party or its Affiliates from (a) making any public announcement or disclosure required by Law or the rules of any stock exchange or other regulatory authority, (b) discussing this Agreement or any of the Related Agreements or its contents or the transactions contemplated hereby or thereby with officers, directors, employees, representatives and agents of such party and its Affiliates and with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions, or (c) enforcing its rights hereunder.

        10.9    Further Assurances. Upon the reasonable request of Purchaser, Seller shall execute and deliver, and cause to be executed and delivered, to Purchaser such deeds, assignments and other instruments as may be reasonably requested by Purchaser and are required to effectuate completely the transfer and assignment to Purchaser of Seller's right, title and interest in and to the Acquired Assets.

        10.10    Severability.    If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

        10.11    Entire Understanding.    This Agreement, the Related Agreements and the Non-Disclosure Agreement between Seller and Purchaser dated as of June 2, 2002 set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

        10.12    Language.    Seller and Purchaser agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against Seller or Purchaser.

        10.13    Applicable Law.    This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Virginia without giving effect to the principles of conflicts of law thereof.

        10.14    Remittances.    All remittances, payments, mail and other communications relating to the Acquired Assets or the Assumed Obligations received by Seller shall be promptly turned over to Purchaser by Seller. All remittances, payments, mail and other communications relating to the Excluded Assets or the Excluded Obligations received by Purchaser shall be promptly turned over to Seller by Purchaser.

        10.15    Bulk Sales.    Purchaser hereby waives compliance by Seller with the provisions of the Laws of any jurisdiction relating to the bulk sale or transfer of assets that may be applicable to the transfer of the Acquired Assets.

        10.16    Jurisdiction of Disputes; Waiver of Jury Trial.    In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Related Agreement or any matters contemplated hereby or thereby, each party to this Agreement hereby (a) agrees that any such litigation, proceeding or other legal action may be brought in a federal court of competent jurisdiction located within the Eastern District of Virginia; (b) agrees that in connection with any such litigation, proceeding or action, such party will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 10.16 and to service of process upon it in accordance with the rules and statutes governing service of process; (c) agrees to waive to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) agrees as an alternative method of service to service of process in any such litigation, proceeding or action by mailing of copies thereof to such party at its address set forth in Section 10.3; (e) agrees that any service made as provided herein shall be effective and binding service in every respect; and (f) agrees that nothing herein shall affect the rights of either party to effect service of process in any other manner permitted by Law. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO TAKE ANY AND ALL ACTION(S) NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

        10.17    Schedules.    Any information disclosed pursuant to any Schedule hereto or otherwise disclosed to Purchaser in writing shall be deemed to be disclosed to Purchaser for all purposes of this Agreement and the Related Agreements. Neither the specification of any Dollar amount or any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter not specified herein or included in any Schedule hereto is or is not material for purposes of this Agreement or any Related Agreements. Neither the specification of any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter not specified herein or included in any Schedule hereto is or is not in the ordinary course of business for purposes of this Agreement or any Related Agreements. Seller may, from time to time prior to or on each Migration Date, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule hereto, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein. If, however, Seller and Purchaser effect the transfer of the Assets scheduled to be transferred by Seller to Purchaser on such Migration Date, any such supplement and amendment will be effective to cure and correct for all other purposes any breach of any representation, warranty, covenant or obligation which would have existed if Seller had not made such supplement or amendment, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 10.17 shall for all purposes after the applicable Migration Date be deemed to be a reference to such Schedule as so supplemented or amended, provided that no such supplement or amendment made after a Migration Date shall cure any breach existing on any prior Migration Date with respect to the Acquired Assets transferred by Seller to Purchaser on such prior Migration Date.

        10.18    Disclaimer of Warranties.    Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking statements provided to Purchaser. There is no assurance that any projected or forecasted results will be achieved. EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV, SELLER IS SELLING THE ACQUIRED ASSETS ON AN "AS IS, WHERE IS" BASIS AND DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Purchaser acknowledges and agrees that neither Seller, its Affiliates, any of their respective representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, schedules or other information heretofore made available by Seller, its Affiliates or their respective representatives to Purchaser, any of its Affiliates or their representatives or any information that is not included in this Agreement or the Schedules hereto, and neither Seller, its Affiliates, any of their respective representatives nor any other Person will have or be subject to any liability to Purchaser, any of its Affiliates or their representatives resulting from the distribution of any such information to, or the use of any such information by, Purchaser, any of its Affiliates or any of their agents, consultants, accountants, counsel or other representatives.

        10.19    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.20    No Recourse.    In no event shall Purchaser have any recourse against any individual named on Schedule 1.1 personally under, related to, in connection with, or arising out of, this Agreement, including with respect to any representation and warranty in this Agreement or any of the Related Agreements, and Purchaser irrevocably releases all such individuals from any personal liability or obligation under, related to, in connection with, or arising out of this Agreement and the Related Agreements.

*    *    *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

CABLE & WIRELESS USA, INC.
By:	/s/ PATRICIA Y. LEE

Name:	Patricia Y. Lee

Title:	Vice President and Associate

General Counsel, Assistant Secretary

PRIMUS TELECOMMUNICATIONS, INC.
By:	/s/ JAY ROSENBLATT

Name:	Jay Rosenblatt

Title:	Co-President

[Signature Page for Customer Transfer Agreement]

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  Exhibit 2.1
CUSTOMER TRANSFER AGREEMENT
TABLE OF CONTENTS
CUSTOMER TRANSFER AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II TRANSFER OF CUSTOMERS; ASSUMPTION OF ASSUMED OBLIGATIONS
ARTICLE III PURCHASE PRICE; ALLOCATION
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE VI COVENANTS
ARTICLE VII DELIVERIES
ARTICLE VIII TERMINATION
ARTICLE IX INDEMNIFICATION
ARTICLE X MISCELLANEOUS